Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated June 24, 2015 with respect to the consolidated financial statements and schedule of Multi Packaging Solutions Global Holdings Limited and June 24, 2015 with respect to the balance sheet of Multi Packaging Solutions International Limited in the Registration Statement (Form S-1) and related Prospectus of Multi Packaging Solutions International Limited dated June 26, 2015.

/s/ Ernst & Young LLP

Grand Rapids, Michigan

June 26, 2015